Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-200388 of our reports dated March 4, 2014, relating to the financial statements and financial statement schedule of The E. W. Scripps Company and subsidiaries, and the effectiveness of The E. W. Scripps Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The E. W. Scripps Company for the year ended December 31, 2013, and to the reference to us under the headings “Selected Historical Financial Data” and "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, OH
January 28, 2015